Exhibit 99.1

SEALY CORPORATION

Mailing Address: One Office Parkway • Trinity, North Carolina 27370

Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE	Contact:	Mark D. Boehmer
VP & Treasurer
(336) 862- 8705

SEALY CORPORATION REPORTS FOURTH QUARTER

AND FULL YEAR FISCAL 2006 RESULTS

— Fourth Quarter Net Sales Grew 8.4% —

-- Fourth Quarter International Sales Increased 26.1% —

-- Fiscal 2006 Net Sales Improved 7.7% —

TRINITY, North Carolina (February 20, 2006) — Sealy Corporation (NYSE:ZZ), the largest bedding manufacturer in the world, today announced results for its fourth quarter and full year fiscal 2006.

Net sales for the fiscal quarter ended November 26, 2006 increased 8.4% to $395.3 million from $364.6 million for the comparable period a year earlier on unit volume growth of 4.9% and average unit selling price increase of 3.3%. International net sales increased $22.9 million or 26.1% (18.8% excluding the effects of currency fluctuation) to $110.7 million. Domestic net sales increased 2.8% to $284.6 million as average unit selling price improved 4.4% and unit volume declined 1.6%.

Fourth quarter gross profit was $177.5 million, or 44.9% of sales, versus $159.5 million, or 43.7% of sales, for the comparable period a year earlier.  The improvement in gross profit as a percent of sales was driven by improved manufacturing efficiencies including a reduction in the reserve for workers’ compensation claims, partially offset by increased floor sample discounts and the strength of Sealy’s international business and domestic promotional lines which carry lower gross margins compared to the Company average. The fourth quarter of 2006 gross profit includes a reduction in charges of $5.7 million due to changes in estimates underlying the reserves for workers’ compensation claims as a result of a reduction in frequency and severity of historical claims experience.  Of the $5.7 million reduction, $1.2 million relates to improved current year performance.

Adjusted EBITDA for the quarter increased to $60.2 million versus $50.3 million for the comparable period a year earlier.

Net income for the fourth quarter was $21.5million, or $0.22 per diluted share, versus $15.2 million for the comparable period a year ago.  Fourth quarter results include incremental pre-tax expenses of $5.9 million related to the launch of Sealy’s new products and $0.4 million of incremental expense for non-cash compensation versus the comparable prior year period.

“I am pleased with our achievements in 2006, including over 20% growth in our international markets, near doubling of our specialty business, an improving trend in domestic unit shipments, and ongoing strengthening in promotional mattresses, a segment where we were historically underrepresented. We accomplished these in light of a challenging industry and competitive environment during a year in which we also completed the biggest product transition in the Company’s history,” said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer.

Net sales for the fiscal year ended November 26, 2006 increased 7.7% to $1,582.8 million from $1,469.6 million for the comparable period a year earlier.  Gross profit was $707.9 million, or 44.7% of sales, versus $651.6 million, or 44.3% of sales, for the comparable period a year earlier.  Adjusted EBITDA1 improved 7.4% to $250.3 million versus $233.0 million for the comparable period a year earlier.  Net income was $74.0 million, versus net income of $68.5 million for the comparable period a year ago.  These results include $34.2 million of charges related to the Company’s IPO and associated debt extinguishments, $26.7 million of incremental cost related to the launch of Sealy’s new products and $2.6 million of incremental expense for non-cash compensation versus the comparable prior year, partially offset by a reduction in charges of $5.7 million due to changes in estimates underlying the reserves for workers’ compensation claims.

As of November 26, 2006, Sealy’s cash and cash equivalent balance was $45.6 million versus $36.6 million at the beginning of the fiscal year.  The Company has reduced total debt net of cash by $149.3 million to $786.9 million since the beginning of the fiscal year.  This reduction was attributable to proceeds from our IPO and strong operating cash flow, partially offset by the addition of $26.5 million in financing obligations and $30.9 million in capital expenditures.

Mr. McIlquham continued, “Sealy is well-positioned going into 2007 with the recent management realignment designed to leverage our North American capabilities, the coming on-line of our Pennsylvania latex plant to further enhance our opportunity in the growing specialty segment, and the rollout of products compliant with new flame-retardant standards largely complete.  Additionally, we introduced a number of new products in January, particularly innovative Stearns & Foster designs that we anticipate will drive sales in the second half of the year.  We are confident that our improving new product development pipeline, an anticipated rebound in industry unit shipments and our commitment to operating improvements will allow us to achieve our annual long term goals.”

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (800) 811-0667, or for international callers, (913) 981-4901. Participants should register at least 15 minutes prior to the commencement of the call.  Additionally, a live audio webcast will be available to interested parties at www.sealy.com under the Investor Relations section.  Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of approximately $1.6 billion in 2006. The company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy has the largest market share and highest

1 Please see the attached tables below for a reconciliation of Adjusted EBITDA to net income and cash flow from operations.

consumer awareness of any bedding brand in North America. Domestically, Sealy has 21 plants and sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

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SEALY  CORPORATION
Consolidated Balance Sheets
(in thousands, except share amounts)

	November 26,	November 27,
	2006	2005
	(unaudited)
ASSETS
Current assets:

Cash and cash equivalents	$45,620	$36,554
Accounts receivable (net of allowance for doubtful accounts, discounts and returns, 2006—$22,580; 2005—$20,409)	193,838	175,414
Inventories	66,126	60,141
Assets held for sale	2,338	1,405
Prepaid expenses and other current assets	24,710	14,320
Deferred income taxes	12,627	16,555
	345,259	304,389
Property, plant and equipment—at cost:
Land	11,793	11,671
Buildings and improvements	118,798	101,312
Machinery and equipment	233,873	218,898
Construction in progress	32,703	9,226
	397,167	341,107
Less accumulated depreciation	178,957	162,313
	218,210	178,794
Other assets:
Goodwill	388,204	384,646
Other intangibles—net of accumulated amortization (2006—$5,591; 2005—$4,755)	13,026	14,962
Debt issuance costs, net, and other assets	38,033	33,116
	439,263	432,724
Total Assets	$1,002,732	$915,907

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion—long term obligations	$18,282	$12,927
Accounts payable	118,885	119,558
Accrued expenses:
Customer incentives and advertising	40,578	37,958
Compensation	35,484	44,138
Interest	17,286	18,480
Other	57,669	48,927
	288,184	281,988
Long term obligations, net of current portion	814,236	959,829
Other noncurrent liabilities	42,688	52,303
Deferred income taxes	10,199	12,356
Commitments and contingencies	—	—

Common stock and options subject to redemption	20,263	21,654

Stockholders’ deficit:
Preferred stock, $0.01 par value; Authorized 50,000 shares; Issued, none	—	—
Common stock, $0.01 par value; Authorized 200,000 shares; Issued and outstanding: 2006—90,983; 2005—70,480 (including shares classified above as subject to redemption: 2006—424; 2005—263)	904	702
Additional paid-in capital	664,609	365,900
Accumulated deficit	(846,144)	(781,463)
Accumulated other comprehensive income	7,793	2,638
	(172,838)	(412,223)
Total Liabilities and Stockholders’ Deficit	$1,002,732	$915,907

SEALY CORPORATION
Consolidated Statements Of Operations
(in thousands)

	Year Ended
	November 26,	November 27,	November 28,
	2006	2005	2004
	(unaudited)
Net sales—Non-affiliates	$1,582,843	$1,469,574	$1,306,990
Net sales—Affiliates	—	—	7,030
Total net sales	1,582,843	1,469,574	1,314,020
Cost and expenses:
Cost of goods sold—Non-affiliates	874,927	817,978	736,074
Cost of goods sold—Affiliates	—	—	4,035
Total cost of goods sold	874,927	817,978	740,109
Gross profit	707,916	651,596	573,911
Selling, general and administrative (including provisions for bad debts $2,705; $3,231 and $3,149, respectively)	499,614	456,281	430,883
Expenses associated with initial public offering of common stock	28,510	—	—
Recapitalization expense		—	133,134
Plant closing and restructuring charges		—	624
Amortization of intangibles	5,707	566	1,208
Royalty income, net of royalty expense	(18,855)	(13,220)	(14,171)
Income from operations	192,940	207,969	22,233
Interest expense	71,961	79,564	72,731
Debt extinguishment and refinancing expenses	9,899	6,248	—
Other income, net	(750)	(895)	(861)
Income (loss) before income taxes	111,830	123,052	(49,637)
Income tax expense (benefit)	37,576	54,573	(9,570)
Net income (loss)	74,254	68,479	(40,067)
Cumulative effect of the adoption of FASB Interpretation No. 47, net of related tax benefit of $191	287
Liquidation preference for common L & M shares	—	—	7,841
Net income (loss)	$73,967	$68,479	$(47,908)
Earnings (loss) per common share—Basic:
Income (loss) before cumulative effect of change in accounting principle	$0.89	$0.97	$(0.53)
Cumulative effect of change in accounting principle	$0.00
Liquidation preference for common L&M shares	—	—	(0.11)
Net earnings (loss) available to common shareholders—Basic	$0.89	$0.97	$(0.64)
Earnings (loss) per common share—Diluted:
Income (loss) before cumulative effect of change in accounting principle	$0.83	$0.91	$(0.53)
Cumulative effect of change in accounting principle	$0.00
Liquidation preference for common L&M shares	—	—	(0.11)
Net earnings (loss) available to common shareholders—Diluted	$0.83	$0.91	$(0.64)
Weighted average number of common shares outstanding:
Basic	83,622	70,376	75,301
Diluted	89,558	75,418	75,301

The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA:

Year Ended
November 26, 2006
(in thousands)
Net Income before cumulative effect of change in accounting principle	$74,254
Interest	71,961
Income Taxes .	37,576
Depreciation and Amortization	30,185
EBITDA	213,976
Management fees paid to KKR	721
Unusual items:
IPO expenses	28,510
Workers compensation change in estimate .	(4,489)
Bank refinancing charge and deferred debt write off	9,899
Other (various)	1,648
Adjusted EBITDA	$250,265